CONSENT OF KEVIN FRANCIS

In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated December 7, 2009, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Kevin Francis, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “Galore Creek Property NI 43-101 Technical Report, British Columbia - Canada” dated January 25, 2008 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED: December 30, 2009

/s/ Kevin Francis
Name: Kevin Francis